EXHIBIT (a)(1)(B)

                             ELECTION TO PARTICIPATE

Upon the terms and conditions of the Stock Option Exchange Program described in the accompanying Offer to Exchange and this Election to Participate, I hereby tender for cancellation the options to purchase shares of WorldCom group common stock specified below (the "Cancelled Options"), which constitute all outstanding options granted to me by WorldCom, Inc. on January 4, 1999, January 18, 2000 and/or April 24, 2000:

                         Expiration                               Number of
    Grant Date              Date         Exercise Price       Outstanding Shares
    ----------              ----         --------------       ------------------






                                                                [Total shares]

Subject to the terms and conditions of the Stock Option Exchange Program including, but not limited to, the requirement that I remain employed by the WorldCom group through the replacement grant date currently scheduled for August 15, 2002, I will be granted options on terms and conditions that correspond to those of the Cancelled Options except they will include the binding arbitration provision used beginning in 2001 and will have the following terms:

                 Expiration                                Number
Grant Date          Date         Exercise Price           of Shares                   Vesting
----------          ----         --------------           ---------                   -------
  8/15/02          8/14/12       8/15/02 closing     [Total new shares]      1/3 each year for 3 years
                                   sales price                               beginning January 1, 2003

If you believe any of this information is incorrect or have any questions about this Election to Participate, please contact the WorldCom Stock Option Department at stock-options@wcom.com or 877-999-7780.

You should receive an e-mail confirming that we have received this Election to Participate. Also, you can check the status by returning to this web site.

See the following additional terms and conditions.

      |_| CLICK HERE TO ACCEPT THE TERMS AND CONDITIONS OF THE STOCK OPTION EXCHANGE PROGRAM AND TO ELECT TO PARTICIPATE - THE DEADLINE FOR ACCEPTANCE IS 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FEBRUARY 14, 2002.

Name:
Social Security No.:


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

           ADDITIONAL TERMS AND CONDITIONS OF ELECTION TO PARTICIPATE

      1. EXPIRATION DATE. THE OFFER TO EXCHANGE AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN STANDARD TIME, ON FEBRUARY 14, 2002, UNLESS THE OFFER IS EXTENDED BY THE COMPANY.

      2. SUBMISSION OF ELECTION TO PARTICIPATE. In order to participate, you must submit this Election to Participate on or before the Expiration Date. The electronic submission of this Election to Participate can only be made by the eligible participant. If the eligible participant is unable to submit the Election to Participate, the trustee, executor, administrator, attorney-in-fact, or another person acting in a fiduciary or representative capacity, should obtain the paper form of the Election to Participate from the Stock Option Department (contact information below) and deliver the paper form of the Election to Participate to the Stock Option Department on or prior to the Expiration Date.

      3. ALL OR NOTHING TENDERS. If you intend to participate in the Stock Option Exchange Program, you must tender all of the outstanding options eligible for the Stock Option Exchange Program. If you attempt to tender only a portion of your eligible options, your entire tender will be rejected.

      4. WITHDRAWAL. To validly withdraw this Election to Participate, you must properly submit a Notice of Withdrawal to the Stock Option Department on or prior to the Expiration Date.

      5. REQUESTS FOR ASSISTANCE OR ADDITIONAL COPIES. Any questions or requests for assistance or additional copies of any documents relating to the Stock Option Exchange Program may be directed to:

                          WorldCom, Inc.
                          Attention: Stock Option Department
                          500 Clinton Center Drive
                          Clinton, Mississippi 39056
                          facsimile: (601) 460-5669 (vnet: 460-5669)
                          Phone: (601) 460-8001 (vnet: 460-8001)
                          Toll free: 1-877-999-7780
                          e-mail: stock-options@wcom.com

      Copies will be furnished at the Company's expense.

      6. IRREGULARITIES AND BINDING DETERMINATIONS. All questions as to the number of shares subject to options to be accepted for exchange, and the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of options will be determined by the Company in its sole discretion, which determinations shall be final and binding on all parties. The Company's interpretation of the terms and conditions of the Stock Option Exchange Program will also be final and binding on all parties. No tender of options will be deemed to be properly made until all defects and irregularities have been cured or waived by the Company. Neither the Company nor any other person is or will be obligated to give notice of any defects or irregularities in tenders, and no person will incur any liability for giving or failing to give any such notice.

      7. IMPORTANT TAX INFORMATION. You should refer to Section 13 of the Offer to Exchange for a discussion of certain U.S. federal income tax consequences of the exchange of options under the Stock Option Exchange Program. You should consult with your individual tax advisors as to the consequences of participating in the Stock Option Exchange Program.


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

      8. PARTICIPANT'S REPRESENTATIONS AND AGREEMENTS. By tendering the Cancelled Options, I represent and warrant that I have full power and authority to tender the Cancelled Options and that, when and to the extent the Cancelled Options are accepted for exchange by the Company, the Cancelled Options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof (other than pursuant to the applicable option agreement with the Company) and the Cancelled Options will not be subject to any adverse claims. Upon request, I will execute and deliver any additional documents deemed by the Company to be necessary or desirable to complete the cancellation and exchange of the Cancelled Options pursuant to the Stock Option Exchange Program.

      I understand and acknowledge that:

      (1) All authority herein conferred or agreed to be conferred in this Election to Participate shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns. This tender is irrevocable other than through the withdrawal procedure mentioned above.

      (2) All Cancelled Options properly tendered on or before the Expiration Date and not properly withdrawn will, if accepted by the Company, be exchanged for new options, upon the terms and subject to the conditions of the Stock Option Exchange Program including, but not limited to, the conditions described in Sections 1 and 6 of the accompanying Offer to Exchange.

      (3) Once the Company has accepted the Cancelled Options for exchange, the stock option agreements evidencing such options will be terminated as of the Expiration Date. All new options will be subject to the terms and conditions of new stock option agreement(s) between the Company and me, the forms of which are included in the accompanying materials, and the related option plan.

      (4) I must be an employee of the WorldCom group from the date I elect to participate through the replacement grant date in order to receive the new options, and, if for any reason I do not remain an employee, I will not receive any new options or any other consideration for the Cancelled Options.

      (5) In the event of a change in control of the Company, and the acquiring company agrees to assume other outstanding options of WorldCom, the Company will require the acquiring company to also assume the obligation to issue option(s) pursuant to the Stock Option Exchange Program. WorldCom cannot guarantee that the acquiring company in any change of control transaction will agree to assume existing option(s) and therefore assume the obligation to issue option(s) pursuant to the Stock Option Exchange Program. Therefore, it is possible that I may not receive any option(s), securities of the surviving company or other consideration in exchange for my Cancelled Options if a change in control occurs before the option(s) are granted.

      (6) Under certain circumstances set forth in the Offer to Exchange, the Company may terminate or amend the Stock Option Exchange Program and/or postpone its acceptance of any Cancelled Options.

      (7) If I choose not to participate in the Stock Option Exchange Program, any outstanding options granted to me by WorldCom on January 4, 1999, January 18, 2000 and April 24, 2000 will remain outstanding in accordance with their terms and conditions, including their current exercise price and vesting schedule, and I will not receive an option grant in 2002.

      (8) The Company has advised me to consult with my own advisors as to the desirability and consequences of participating or not participating in the Stock Option Exchange Program.

      (9) Upon acceptance of the Cancelled Options by the Company, I, on my own behalf and on behalf of my heirs, dependents, executors, administrators and assigns, hereby release and agree to hold harmless WorldCom and its successors, assigns, affiliates, representatives, directors, officers and employees, past, present and future (collectively referred to in this Election to Participate as "Released Persons"), with respect


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

to and from any and all claims, damages, agreements, obligations, actions, suits, proceedings and liabilities of whatever kind and nature, whether now known or unknown, suspected or unsuspected (collectively referred to in this Election to Participate as "Claims"), which I now or hereafter may own or hold or at any time previously owned or held against any of the Released Persons and that relate to, arise out of or are in any way connected with the Cancelled Options. I acknowledge that I may later discover claims or facts that are in addition to or are different from those which I now know or believe to exist with respect to the Cancelled Options and/or the Claims. Nevertheless, I hereby waive any Claims relating to, arising out of or connected with the Cancelled Options that might arise as a result of such different or additional claims or facts. I fully understand the significance and consequence of this release.

      (10) I have not previously assigned or transferred to any person (other than WorldCom) any interest in the Cancelled Options, and I agree to defend, indemnify and hold harmless all Released Persons from and against any claim based on or in connection with any purported assignment or transfer.

      (11) I accept and agree to the terms and conditions of the Stock Option Exchange Program, including those in this Election to Participate and the accompanying Offer to Exchange, as the same may be amended as described in the Offer to Exchange.


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